Expense Limitation Agreement

To: Mutual Fund & Variable Insurance Trust
17605 Wright Street
Omaha, NE 68130

Dear Board Members:

You have engaged Tuttle Tactical Management, LLC (‘Tuttle”) to act as the sole investment adviser to the Tuttle Funds listed on Exhibit A (each a “Fund” and together the “Funds”) pursuant to a Management Agreement dated as of December 15, 2017 (the “Agreement”) as amended.

Tuttle hereby contractually agrees to waive management fees and/or reimburse the Funds for expenses they incur, but only to the extent necessary to maintain each Fund’s total annual operating expenses (excluding brokerage costs; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; underlying fund expenses; and extraordinary expenses) at the percentage of average daily net assets and term as stated in Exhibit A for each Fund.

This agreement shall remain in effect for a Fund until at least the date set forth on Exhibit A, unless terminated sooner as provided herein, and shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved by a majority of the Trustees of the Mutual Fund & Variable Insurance Trust (the “Trust”). This agreement may only be terminated by the Fund's Board of Trustees on 60 days’ written notice to Tuttle and upon the termination of the Management Agreement between the Trust and Tuttle.

Any waiver or reimbursement by us is subject to repayment by the applicable Fund for a period of three years following such waiver or reimbursement, if such recoupment can be achieved within the lesser of the expense limitation in place at the time of waiver/reimbursement and the expense limitation in place at the time of recapture.

Dated: March 15, 2018

Very truly yours, TUTTLE TACTICAL MANAGEMENT, LLC By: /s/ Matthew Tuttle Name, Title: Matthew Tuttle, CEO/CIO

The foregoing Agreement is hereby accepted.

MUTUAL FUND & VARIABLE INSURANCE TRUST By: /s/ Jerry Szilagyi Name, Title: Jerry Szilagyi, President

Exhibit A

Fund	Percent of Net Assets	Term
Trend Aggregation Dividend and Income Fund Class A, C and Institutional Class Shares	Class A – 1.75% Class C – 2.50% Institutional Class – 1.50% Class T Shares – 1.75%	4/30/19
Trend Aggregation Growth Fund Class A, C and Institutional Class Shares	Class A – 1.75% Class C – 2.50% Institutional Class – 1.50% Class T Shares – 1.75%	4/30/19